Exhibit 1.1

Schedule 5 – Block Listing Six-Monthly Return

1	Name of company:
Wolseley plc

2	Name of Scheme:
Employee Savings Related Share Option Scheme

3	Period of Return – From:
1 March 2002
To:
31 August 2002

4	Number and class of share(s) (amount of stock/debt security) not issued under scheme at the end of last period:
327,344 Ordinary 25p shares

5	Number of shares issued/allotted under scheme during period:
350,400*

6	Balance under scheme not yet issued/allotted under scheme at end of period:
76,944

7	Number and class of share(s) (amount of stock/debt securities) originally listed and the date of admission:
500,000 Ordinary 25p shares listed on 11.10.2000 ref RA/0005-0001 (utilised)
*100,000 Ordinary 25p shares listed on 02.04.2002 ref RA/Wolseley plc/00010

Please confirm total number of shares in issue at the end of the period in order for us to update our records: 577,949,907

Contact name for queries:	M J White

Contact telephone number:	0118 929 8700

Contact address:	Parkview 1220, Arlington Business Park, Theale, Reading, RG7 4GA

Name of person making return:	M J White

Position of person making return:	Company Secretary

Additional Information: